Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRIGHT HEALTH GROUP, INC.

Bright Health Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.      The amendments to the Eighth Amended and Restated Certificate of Incorporation of the Corporation (which Eighth Amended and Restated Certificate of Incorporation was initially filed with the Secretary of State on March 15, 2021) set forth herein have been duly adopted in accordance with Sections 242 and 228 of the DGCL.

2.      Article IV of the Eighth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 842,659,057, of which (i) 168,065,332 shares shall be preferred stock, par value $0.0001 per share (the “Preferred Stock”) and (ii) 674,593,725 shares shall be common stock, par value $0.0001 per share (the “Common Stock”).

Upon the effectiveness on June 2, 2021 of the filing (the “Effective Time”) of the Certificate of Amendment to Eighth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) with the Secretary of the State of Delaware, (a) each share of common stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and become three validly issued, fully paid and non-assessable shares of Common Stock. The reclassification of the Old Common Stock into Common Stock shall occur at the Effective Time, regardless of when the certificates, if any, previously representing such shares of Old Common Stock are physically surrendered to the Corporation in exchange for certificates representing shares of Common Stock. After the Effective Time, any certificates previously representing shares of Old Common Stock will, until such certificates are surrendered to the Corporation, be deemed to represent the whole number of shares of Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment.”

3.      Section 2(b)(i) of Article VI.A. of the Eighth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

“(i) issue or authorize any options other than the issuance to employees, officers, directors and consultants of the Corporation and/or its subsidiaries of options to purchase up to an aggregate of 99,812,280 shares of Common Stock pursuant to stock purchase or stock option plans approved by the Board, including at least one Investor Director (as such term is defined in the Fourth Amended and Restated Stockholders’ Agreement of the Corporation dated September 9, 2020, as amended, supplemented or modified from time to time, the “Stockholders’ Agreement”);”

4.      Section 7(a) of Article VI.A. of the Eighth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

“(a) Automatic Conversion. Each share of Series Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price (subject to appropriate adjustment from time to time as set forth elsewhere herein), by the applicable Conversion Price then applicable to such shares (such quotient is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect at the Mandatory Conversion Time (as defined below), upon the earlier of: (i) the vote or written consent of the Major Investors, the Series B Majority, the Series C Majority, the Series D Majority and the Series E Majority, and (ii) immediately prior to the closing of the initial public offering of the Common Stock resulting in aggregate gross cash proceeds to the Corporation of not less than $100,000,000 (before underwriting discounts, fees and commissions) (the time immediately prior to the closing of such initial public offering or the date and time of such vote or written consent is referred to herein as the “Mandatory Conversion Time”). The initial “Conversion Price” with respect to the Series A Preferred Stock shall be $3.7569131, with respect to the Series B Preferred Stock shall be $1.6833, with respect to the Series C Preferred Stock shall be $2.5577, with respect to the Series D Preferred Stock shall be $5.0082 and with respect to the Series E Preferred Stock shall be $6.8059, and shall in each case be subject to adjustment as set forth herein. For the avoidance of doubt, the Series Preferred Stock shall not be convertible into Common Stock except in the case of the occurrence of one of the events described in clauses (i) and (ii) of this Section 7(a). The Conversion Price for each Series Preferred Stock set forth in Section 7(a) reflect all adjustments in connection with the reclassification effected as of the Effective Time.”

5.      Section 7(c) of Article VI.A. of the Eighth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

“(c) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Common Stock at any time after the Effective Time, the Conversion Prices in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a lesser number of shares of Common Stock at any time after the Effective Time, the Conversion Prices in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.”

6.      This Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of the State of Delaware.

[Signature Page Follows]

In witness whereof, the Corporation has caused this Certificate of Amendment to be signed, this 2nd day of June, 2021.

Bright Health Group, Inc.

By:	/s/ Keith Nelsen
Name: Keith Nelsen
Title: Secretary

[Signature Page to Certificate of Amendment]